Letter of Undertaking

YBM Group China Co., Ltd  hereby makes the following solemn commitment:

Our company hereby authorizes Shanghai Vomart Auto Parts Co. Ltd  to have the right of exclusive, free use of  the trademark No 6454234, registered under the name of YBM Group China Co., Ltd. All  economic and non-economic interests related to this trademark are attributed to Shanghai Vomart Auto Parts Co. Ltd. Our company does not authorize any other person or organization to use this trademark or benefit from the use of the trademark.

We are committed to freely transfer the trademark No 6454234 to Shanghai Vomart Auto Parts Co. Ltd  as soon as possible so that Shanghai Vomart Auto Parts will become its legitimate registrant.

Company:  YBM Group China Co., Ltd

Date:  July 30, 2010